Exhibit 99.1
ION ANNOUNCES OFFERING OF
$175 MILLION OF SENIOR NOTES DUE 2013
HOUSTON (November 14, 2008) — ION Geophysical Corporation (NYSE: IO) announced today that it intends to commence an offering of $175 million aggregate principal amount of its senior notes due 2013. The net proceeds from the sale of the notes will be applied to repay certain indebtedness that the Company incurred in connection with its acquisition of ARAM Systems Ltd. and related companies in September 2008. The Company’s obligations under the notes will be guaranteed by certain of its domestic subsidiaries.
The notes will be sold to qualified institutional investors under Rule 144A, to certain non-U.S. persons in transactions outside the United States under Regulation S, and to a limited number of institutional accredited investors. This news release does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made only by means of a confidential offering circular. The notes will not be registered under the Securities Act of 1933 or any applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or pursuant to available exemptions from such registration requirements.
This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.
Forward-looking statements made in this news release concerning the Company’s proposed senior notes offering are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described therein. These risks and uncertainties would include, without limitation, the satisfaction of the conditions to the closing of the proposed senior notes offering, the Company’s ability to secure terms beneficial to it, and the timing of any such closing.

About ION
ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600